Exhibit 99.1

Industrial Services of America, Inc.

Announces Second of Two Non-Essential Property Sales

LOUISVILLE, KY (May 22, 2015) — Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, offers waste management programs and equipment to commercial customers and sells used auto parts today announced the sale of the second of two non-essential properties.

On May 18, 2015, ISA sold a 1-acre parcel of non-essential real estate for an aggregate purchase price equal to independent third-party appraisal amount of $350,000.  This is the second of two sales of non-essential property that the Company has announced recently.  On April 30, 2015, the Company sold a non-essential parcel of real estate for a purchase price of $1.0 million.  The Company expects to use the proceeds from both sales for debt reduction and working capital.

“During a very difficult period in the ferrous metal recycling market, these transactions follow our strategic initiatives to strengthen the balance sheet and improve liquidity.” said Sean Garber, President of ISA.  He continued, “The ISA team is energized to now focus on the core business and to grow it both organically and through acquisitions.”

This most recent sale was made to SG&D Ventures, LLC, an entity owned by shareholders of Algar, Inc. (“Algar”), including Mr. Garber.

Mr. Garber added, “Algar’s quick purchase of the property further shows my commitment to the long-term success of ISA.”

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, offers waste management programs and equipment to commercial customers and sells used auto parts.  More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.